Exhibit 5.1

BGA Law (Cayman) Limited

c/o 3-212 Governors Square

23 Lime Tree Bay Avenue

P.O. Box 30746

Seven Mile Beach

Grand Cayman KY1-1203

Cayman Islands

www.bga.law

13 February 2026

Our Ref: PIA26.365-2

Ping An Biomedical Co., Ltd.

22/F, China United Plaza

1002-1008, Tai Nan West Street

Cheung Sha Wan, Kowloon

Hong Kong

Dear Sir or Madam,

Ping An Biomedical Co., Ltd. (the Company)

We have acted as counsel as to Cayman Islands law to the Company in connection with the Company’s Registration Statement (as defined in Schedule 1), filed with the U.S. Securities and Exchange Commission (the Commission) pursuant to the United States Securities Act of 1933 (as amended) (the Securities Act), relating to the resale (the Transaction) by the selling shareholder, Action Holdings Limited, of up to 13,611,800 ordinary shares of par value US$0.0000625 per share (the Resale Shares).

We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

We based our opinion on the Companies Act (as amended) of the Cayman Islands (the Companies Act) currently in force. For the purposes of this opinion, we have examined the documents listed in Schedule 1.

We have relied on the assumptions set out in Schedule 2, which we have not independently verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, we give the following opinions under the laws of the Cayman Islands:

1.	The Company is an exempted company duly incorporated with limited liability, validly existing, and in good standing under the laws of the Cayman Islands.

2.	Based on our review of the Listing M&A (as defined in Schedule 1), the share capital of the Company is US$50,000 divided into 800,000,000 Ordinary Shares of a nominal or par value of US$0.0000625 each

3.	The reselling of the Resale Shares pursuant to the Registration Statement has been duly authorised. When transferred to the transferees, whose names entered into the register of members as contemplated in the Registration Statement, the Resale Shares will be validly issued in the name of the transferees, fully paid and non-assessable.

4.	The statements under the captions “Enforceability of Civil Liabilities” in the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters”, and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ BGA Law (Cayman) Limited

BGA Law (Cayman) Limited

Schedule 1

Documents Examined

1.	A copy of the Certificate of Incorporation of the Company dated 16 November.

2.	A copy of the Certificate of Incorporation on Change of Name dated 12 September 2025.

3.	A copy of the second amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 16 July 2025 (the Listing M&A).

4.	A copy of the register of directors provided by the Company to us dated 24 October 2025.

5.	A copy of the register of members provided by the Company to us on 12 February 2026.

6.	A copy of written resolutions of the board of directors of the Company dated 13 February 2026 approving the Transaction and Registration Statement.

(together with the items set out in paragraphs 1 to 5 above, the Company Records).

7.	The Company’s registration statement on Form F-1 and the accompanying prospectus filed by the Company with the Commission, including all amendments and supplements thereto (the Registration Statement).

Schedule 2

Assumptions

1.	All original documents examined in connection with this opinion are authentic. All signatures, initials and seals are genuine and are those of the persons authorised or granted power to sign and/or execute such documents. Copies of documents, conformed copies or drafts of documents provided to us are true, correct, and complete copies of, or in the final forms of, the originals, and the final drafts or executed copies conform in every material respect to the latest drafts of the same produced to us.

2.	The Listing M&A reviewed by us is the memorandum and articles of association currently in force at the date hereof.

3.	The Company Records are complete and accurate in all respects and all matters required by law and the Listing M&A to be recorded therein are so recorded.

4.	Neither the directors nor the shareholders of the Company have taken any steps to have the Company de-registered, struck off or placed in liquidation. No steps have been taken to wind up the Company and no receiver has been appointed over the Company’s property or assets. No event of a type which is specified in the memorandum and articles of association of the Company as giving rise to the winding up of the Company (if any) has in fact occurred.

5.	There are no other resolutions, agreements, documents or arrangements otherwise than what we have examined as listed in Schedule 1 that would affect, amend or vary the transactions envisaged by the Registration Statement or affect our opinion in any way.

6.	For the issuance of the Resale Shares, the Company received consideration for the full issue price no less than the par value thereof.

Schedule 3

Qualifications

1.	To maintain the Company in good standing with the Registrar under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar within the timeframe prescribed by the Companies Act.

2.	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorizes to be inserted therein. A third-party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

3.	In this opinion the phrase “non-assessable” means, with respect to the issuance of shares that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contribution to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance, in which a court may be prepared to pierce or lift the corporate veil).

4.	A restrictions notice may be issued by the corporate services provider of the Company in the event of the Company’s failure to disclose beneficial ownership information as required by the Companies Act. Upon issuance of such notice, in respect of the interests affected and amongst others, any transfer or agreement to transfer such interest may be void and the rights attached thereto may not be exercisable.

5.	We express no opinion as to the meaning, validity or effect of any references to foreign statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

6.	We have not made any enquiry and express no opinion as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (as amended) of the Cayman Islands.

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